Exhibit 10.3

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (this “Agreement”) is by and between Charles Grace (“the Associate”) and The ExOne Company (“Company”).  In consideration of the promises and covenants contained in this Agreement, the sufficiency of which is acknowledged by both the Associate and the Company, and agreeing to be bound by the terms and conditions outlined herein, the parties agree to the following:

1.Return of Company Property.  The Associate will return all Company property to a designated Company representative before any of the payments provided for in this Agreement are made to the Associate.  Company property includes uniforms, keys, credit cards, cell phones, computers and printers, automobiles, product information, customer lists, Company policies, Company procedures, Company financial information, Company confidential and proprietary information, trade secrets, and all other documents (whether paper or electronic) which were developed by, sent to or received by Associate in the course of Associate’s employment as well as all copies of such materials.

2.Continuing Obligations.  The Associate acknowledges that Associate previously, voluntarily entered into and executed The ExOne Company’s Employee/Independent Contractor Proprietary Information and Assignment of Inventions Agreement (“Confidentiality Agreement”) which remains in full force and effect.  The Associate acknowledges that certain of the obligations imposed on the Associate by the Confidentiality Agreement continue after the separation of the Associate’s employment with the Company.  The Associate agrees to continue to comply with and be bound by the Associate’s ongoing obligations under the Confidentiality Agreement in accordance with its terms. Notwithstanding any other provision of this Agreement or the provisions contained in the Confidentiality Agreement, Associate is advised that under the Defend Trade Secrets Act of 2016, Associate will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (a) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If the Associate files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Associate may disclose the Company’s trade secrets to Associate’s attorney and use the trade secret information in the court proceeding if Associate:  (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

3.Confidentiality of Agreement.  Each Party will keep the terms of this Agreement confidential, except that the Associate may disclose its terms to Associate’s spouse, and, as necessary for purposes of legal or tax advice, to Associate’s attorney and tax advisor, who then will all be informed of and bound by this confidentiality provision, and the Company may make disclosures as required by law, including the securities laws.  This provision does not, in any way, restrict or impede the Associate from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.

4.Release. The Associate, for himself/herself and for the Associate’s heirs, executors, administrators, successors, and assigns, hereby releases and forever discharges the Company, including its predecessor and successor companies, its parent, subsidiaries, affiliates, and related companies, and all of their representatives, agents, owners, members, shareholders, directors, officers, and employees, (“the Releasees”), whether known or unknown, from the beginning of time to the date of the Associate’s execution of this Agreement, from all claims, demands, rights, liabilities, and causes of action at law or in equity of any kind or nature whatsoever, including claims or demands for attorney’s fees, that the Associate has had, now has, or may have against the Releasees arising from or related to the Associate's employment with the Company and Associate’s separation from that employment, and any and all claims whether those claims, demands, rights, liabilities, and causes of action be now known or unknown, foreseen or unforeseen. The Associate fully understands that this Release specifically includes, but is not limited to, claims arising under any federal, state or local statute, regulation or ordinance, including, but not limited to the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Fair Labor Standards Act, the Equal Pay Act, the Occupational Safety and Health Act, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Worker Adjustment and Retraining Notification Act of 1988, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, the Family and Medical Leave Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information, Nondiscrimination Act of 2008, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, and the Pennsylvania Whistleblower Law, the Massachusetts Fair Employment Practices Law, Gen. Laws ch. 151B; the Massachusetts Civil Rights Act, Gen. Laws ch. 12, § 11; the Massachusetts Equal Rights Act, Gen. Laws ch. 93; the Massachusetts Small Necessities Act, Gen. Laws ch. 149 § 52D; the Massachusetts Privacy Statute, Gen. Laws ch. 214, § 1B; the Massachusetts Equal Pay Act, Gen. Laws ch. 149 § 105A-C; the Massachusetts Parental Leave Act, Gen. Laws ch. 149, § 105D; the Massachusetts AIDS Testing Act, Gen. Laws ch. 111 § 70F; the Massachusetts Consumer Protection Act, Gen. Laws ch. 93A; the Massachusetts Equal Rights for the Elderly and Disabled Law, Gen. Laws ch. 93 § 103; the Massachusetts Anti-Sexual Harassment Statute, Gen. Laws ch. 214, § 1C; the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, §§ 148 et seq.; the Massachusetts Wage and Hour Laws, Gen. Laws ch. 151 §§ 1A et seq.; the Massachusetts age discrimination law, Mass. Gen. Laws ch. 149, §§ 24A et seq., and for any known and unknown claims under any other federal, Massachusetts, or local statute, common law, acts, rules, ordinance, regulations, or other laws, all as amended, and all common law claims and common law theories, including, but not limited to breach of public policy, assault and battery, defamation, negligent supervision, and breach of contract (whether founded in tort or contract), tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress, any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation/paid time off and/or severance, and any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements.

However, this Agreement shall not prohibit and the Associate does not waive, release or discharge, any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other federal administrative agency, although the Associate waives any right to monetary relief related to such a charge or federal administrative complaint, and claims which cannot be waived by law, such as claims for unemployment benefit rights, workers’ compensation benefits, Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or any rights to vested benefits, such as pension or retirement benefits.

5.OWBPA Disclosure Notice.  Pursuant to the ADEA and OWBPA, the Company is providing the Associate with specific information because the Associate is 40 years of age or older, or included in a group with other associates who are 40 years of age or older, and being offered to execute a release of claims in connection with the Associate’s termination resulting from the Company’s continuing cost realignment.  The OWBPA Disclosure Notice is attached hereto as Exhibit A and made a part of this Agreement.  The OWBPA Disclosure Notice explains the decisional unit considered for employment termination; any eligibility factors for and time limits applicable to the offering of this Agreement; the job titles and ages of individuals who were selected for termination of employment; and the job titles and ages of individuals in the decisional unit not selected.  Please review Exhibit A before signing the Agreement.

6.Specific Release of ADEA Claims.  In further consideration of the severance payments provided to the Associate in this Agreement, the Associate hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all claims, whether known or unknown, from the beginning of time to the date of the Associate’s execution of this Agreement arising under the ADEA, as amended, and its implementing regulations. By signing this Agreement, the Associate hereby acknowledges and confirms that: (i) the Associate has read this Agreement in its entirety and understands all of its terms; (ii) the Associate has been advised of and has availed himself/herself of the Associate’s right to consult with an attorney prior to executing this Agreement; (iii) the Associate knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) the Associate is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Associate is otherwise entitled; (v) the Associate was given at least forty-five (45) days to consider the terms of this Agreement and consult with an attorney of the Associate’s choice, although Associate may sign it sooner if desired; (vi) the Associate understands that the Associate has seven (7) days from the date that the Associate signs this Agreement to revoke the release in this paragraph by delivering notice of revocation to:  Mike Gaydos, Human Resources Director, at The ExOne Company, 127 Industry Blvd, North Huntingdon, PA 15642, by overnight delivery before the end of such seven-day period; and (vii) the Associate understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Associate signs this Agreement.  This Agreement shall not become effective, until the eighth (8th) day after the Associate and the Company execute this Agreement, provided the Associate does not revoke the Associate’s acceptance within the revocation period outlined herein. Such date shall be the Effective Date of this Agreement. No payments due to the Associate hereunder shall be made or begin before the Effective Date.

7.Severance.  In consideration for the commitments and representations made by the Associate as set forth in Paragraphs 1 through 6 of this Agreement, and provided Associate does not revoke Associate’s acceptance of this Agreement, the Company will pay to the Associate the gross amount of $124,997.60, minus all relevant taxes and other withholdings (reflecting 6 months base pay as severance) (collectively “Severance Pay”), in a lump sum payment to be paid through the Company’s normal payroll processing, on the next regularly scheduled pay date following the Effective Date.  The Associate acknowledges that the Severance Pay under this paragraph is in addition to anything else due and owing to the Associate at the time of Associate’s termination from employment.  To the extent that there is any tax or other liability associated with the consideration described in this paragraph, such liability is Associate’s alone and Associate agrees to indemnify and hold harmless Releasees from any such liability and related penalties or costs.

The Company undertakes that it will not contest any application Associate makes for unemployment benefits.

Company provided medical, dental, and vision insurance coverage ends on April 30, 2020.  Medical, dental and vision insurance may be continued by requesting the coverage and paying the applicable monthly COBRA premium.  Enclosed is your COBRA Notice that explains your rights to benefit continuation, at your own cost under COBRA.  The COBRA Notice contains important information that is time sensitive, so please review and follow the instructions in the COBRA Notice.  If you timely elect to continue your coverage under COBRA by submitting the enclosed election form to the Company, the Company will pay your 6 months (May 2020 through October 2020) of COBRA continuation premium.  Any additional months of COBRA coverage are your full responsibility. COBRA continuation premiums must be timely received by the Company in accordance with the requirements in the COBRA Notice.

All other Company insurance benefits, including Short Term Disability, Long Term Disability, Life, and Accidental Death and Dismemberment insurances will end on your date of termination listed in paragraph 1 above. Life Insurance is portable. It may be purchased directly from the insurance company if voluntary insurance had been elected during employment.

8.Representations by Associate.  The Associate makes the following representations:

a.

The Associate understands and agrees that the Company is making this severance payment to the Associate solely in consideration for the commitments the Associate has made as set forth in this Agreement;

b.

The Associate understands and agrees that if the Associate had not made these commitments the Associate would not be eligible under any Company policy to receive the Severance Pay outlined in the Agreement, and

c.	The Associate is receiving adequate consideration from the Company for the Associate’s commitments.

9.Non-admission. The Company does not admit that it or any of the Company's representatives, agents, or employees have acted toward the Associate in any unlawful or improper way, and the Company's willingness to enter into this Agreement may not be so construed.

10.Non-disparagement.  Neither party shall make any statements or take any actions that disparage, hold out to public embarrassment, or ridicule the other Party, its services, products, management, employees, image, tradecraft, practices, office environment, culture, or otherwise harm its reputation. This paragraph shall not prevent the Associate from making truthful statements in response to a subpoena or under oath in the course of an investigation conducted by the EEOC or another government administrative agency.

11.Controlling Law.  This Agreement, for all purposes, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the Commonwealth of Pennsylvania, county of Westmoreland.  The parties hereby irrevocably consent to the jurisdiction of the state and federal courts of the Commonwealth of Pennsylvania, County of Westmoreland, it being the intent of the parties that the internal laws and forums of the Commonwealth of Pennsylvania shall govern any and all disputes arising out of or relating to this Agreement.

12.Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties concerning the subject matter of this Agreement, supersedes all prior understandings, whether written or verbal, if any, between the parties and constitutes the sole obligations of the parties to one another, with the exception of the Confidentiality Agreement which remains in full force and effect and is attached hereto for the Associate’s reference and compliance with same.  This Agreement may not be modified, except by written consent of all Parties hereto. This Agreement shall be binding and inure to the benefit of the Parties and their successors and assigns.  A court’s ruling rendering any provision(s) of this Agreement as invalid or unenforceable shall not affect the validity of the remaining provisions of this Agreement.

ACKNOWLEDGMENT OF FULL UNDERSTANDING. THE ASSOCIATE ACKNOWLEDGES AND AGREES THAT THE ASSOCIATE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE ASSOCIATE ACKNOWLEDGES AND AGREES THAT ASSOCIATE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF ASSOCIATE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE ASSOCIATE FURTHER ACKNOWLEDGES THAT ASSOCIATE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS.

Executed at ________________________, this      9th   day of April                      , 2020 by the parties hereto, intending to be legally bound hereby.

/s/ Charles Grace
Charles Grace	The ExOne Company

	By:	/s/ John Hartner

John Hartner
Chief Executive Officer